Exhibit 99.1

Press Release

FOR IMMEDIATE RELEASE

Contact:	Lynda L. Glass
EVP/Secretary &
Chief Governance Officer
717.339.5085
lglass@acnb.com

ACNB CORPORATION DECLARES

FOURTH QUARTER CASH DIVIDEND

GETTYSBURG, PA, October 29, 2018 -— The Board of Directors of ACNB Corporation approved and declared the payment of the regular quarterly cash dividend. The cash dividend of $0.23 per share is payable on December 14, 2018, to shareholders of record on November 30, 2018. This per share amount reflects a 15% increase over prior year same quarter and will result in aggregate dividend payments of more than $1.6 million to ACNB Corporation shareholders in the fourth quarter of 2018. In comparison to a year ago, ACNB Corporation paid a $0.20 dividend per share in the fourth quarter of 2017.

With this fourth quarter dividend, the regular quarterly cash dividends paid to shareholders for the year of 2018 will total $0.89 per share. This per share amount will result in aggregate dividend payments of more than $6.2 million to ACNB Corporation shareholders for 2018. In comparison to a year ago, ACNB Corporation paid a total of $0.80 per share in 2017 and an aggregate of more than $5.2 million to shareholders during the same period.

“The Board of Directors is once again pleased to reward ACNB Corporation’s shareholders with a $0.23 dividend per share -— resulting in an increased total dividend amount of $0.89 per share for the year of 2018,” said James P. Helt, ACNB Corporation President & Chief Executive Officer.  “With strong performance in both banking and insurance operations, ACNB Corporation continues its long history of solid dividend payments and returned $1 million more in 2018 than 2017 to the shareholders who have invested in our organization.”

ACNB Corporation, headquartered in Gettysburg, PA, is the financial holding company for the wholly-owned subsidiaries of ACNB Bank, Gettysburg, PA, and Russell Insurance Group, Inc., Westminster, MD.  Originally founded in 1857, ACNB Bank serves its marketplace with banking and wealth management services, including trust and retail brokerage, via a network of 22 community banking offices located in the four southcentral Pennsylvania counties of Adams, Cumberland, Franklin and York as well as loan offices in York, PA, and Hunt Valley, MD. In addition, NWSB Bank, a division of ACNB Bank, serves its marketplace via a network of seven community banking offices located in Carroll County, MD. The other wholly-owned subsidiary of ACNB Corporation is Russell Insurance Group, Inc., its insurance subsidiary. As a full-service agency with licenses in 44 states, Russell Insurance Group, Inc. offers a broad range of commercial and personal insurance lines through offices in Westminster, Carroll County, and Germantown, Montgomery County, MD. On September 30, 2018, total assets of ACNB Corporation were $1.6 billion. For more information regarding ACNB Corporation and its subsidiaries, please visit acnb.com.

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FORWARD-LOOKING STATEMENTS - In addition to historical information, this press release may contain forward-looking statements. Examples of forward-looking statements include, but are not limited to, (a) projections or statements regarding future earnings, expenses, net interest income, other income, earnings or loss per share, asset mix and quality, growth prospects, capital structure, and other financial terms, (b) statements of plans and objectives of management or the Board of Directors, and (c) statements of assumptions, such as economic conditions in the Corporation’s market areas. Such forward-looking statements can be identified by the use of forward-looking terminology such as “believes”, “expects”, “may”, “intends”, “will”, “should”, “anticipates”, or the negative of any of the foregoing or other variations thereon or comparable terminology, or by discussion of strategy. Forward-looking statements are subject to certain risks and uncertainties such as local economic conditions, competitive factors, and regulatory limitations. Actual results may differ materially from those projected in the forward-looking statements. Such risks, uncertainties and other factors that could cause actual results and experience to differ from those projected include, but are not limited to, the following: the effects of governmental and fiscal policies, as well as legislative and regulatory changes; the effects of new laws and regulations, specifically the impact of the Tax Cuts and Jobs Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act; impacts of the new capital and liquidity requirements of the Basel III standards; the effects of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Financial Accounting Standards Board and other accounting standard setters; ineffectiveness of the business strategy due to changes in current or future market conditions; future actions or inactions of the United States government, including the effects of short- and long-term federal budget and tax negotiations and a failure to increase the government debt limit or a prolonged shutdown of the federal government; the effects of economic conditions on current customers, specifically the effect of the economy on loan customers’ ability to repay loans; the effects of competition, and of changes in laws and regulations on competition, including industry consolidation and development of competing financial products and services; the risks of changes in interest rates on the level and composition of deposits, loan demand, and the values of loan collateral, securities, and interest rate protection agreements, as well as interest rate risks; difficulties in acquisitions and integrating and operating acquired business operations, including information technology difficulties; challenges in establishing and maintaining operations in new markets; the effects of technology changes; volatilities in the securities markets; the effect of general economic conditions and more specifically in the Corporation’s market area; the failure of assumptions underlying the establishment of reserves for loan losses and estimations of values of collateral and various financial assets and liabilities; acts of war or terrorism; disruption of credit and equity markets; the ability to manage current levels of impaired assets; the loss of certain key officers; the ability to maintain the value and image of the Corporation’s brand and protect the Corporation’s intellectual property rights; continued relationships with major customers; and, potential impacts to the Corporation from continually evolving cybersecurity and other technological risks and attacks, including additional costs, reputational damage, regulatory penalties, and financial losses. We caution readers not to place undue reliance on these forward-looking statements. They only reflect management’s analysis as of this date. The Corporation does not revise or update these forward-looking statements to reflect events or changed circumstances. Please carefully review the risk factors described in other documents the Corporation files from time to time with the SEC, including the Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q.  Please also carefully review any Current Reports on Form 8-K filed by the Corporation with the SEC.

ACNB #2018-27

October 29, 2018